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Exhibit 10.20

FINAL EXECUTION COPY

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

        AGREEMENT, dated as of the 1st day of October 2008 (this "Agreement"), by and between Janus Capital Group Inc., a Delaware corporation (the "Company"), and Robin C. Beery (the "Executive").

        WHEREAS, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the current Company and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations;

        WHEREAS, the Board intends that this Agreement shall take effect only if and when a Change of Control occurs after the date of this Agreement and within the Change of Control Period (as defined herein);

        WHEREAS, the Board intends that whenever a conflict occurs between this Agreement and any existing or subsequent employment agreement between the Executive and the Company, this Agreement shall control with respect to any such conflict only if and when after the date of this Agreement a Change of Control occurs within the Change of Control Period;

        WHEREAS, the Company deems it advisable to amend the Agreement to comply with Section 409A of the Internal Revenue Code;

        Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        Section 1.    Certain Definitions.    (a) "Effective Date" means the first date during the Change of Control Period on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then "Effective Date" means the date immediately prior to the date of such termination of employment.

        (b)   "Change of Control Period" means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

        (c)   "Affiliated Company" means any company controlled by, controlling or under common control with the Company.

        (d)   "Change of Control" means:

          (1)   An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this Section 1(d) or

          (2)   A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 1(d), that any individual who becomes a member of the Board subsequent to the effective date hereof, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other accrual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          (3)   Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity ("Business Combination"); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company or any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination; and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting form such Business Combination; or

          (4)   The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        For purposes of this definition, "person" shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

        Section 2.    Employment Period.    The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Period"). The Employment Period shall terminate upon the Executive's termination of employment for any reason.

        Section 3.    Terms of Employment.    (a) Position and Duties. (1) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

          (2)   During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

        (b)    Compensation.    (1) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" shall refer to the Annual Base Salary as so increased.

          (2)    Annual Bonus.    In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the Target Bonus as defined and described in Schedule A hereto. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus, or if the Annual Bonus is measured with respect to sales commissions, the Annual Bonus shall be paid in accordance with the time schedule in place during the 120-day period immediately preceding the Effective Date.

          (3)    Incentive, Savings and Retirement Plans.    During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

          (4)    Welfare Benefit Plans.    During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

          (5)    Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

          (6)    Fringe Benefits.    During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

          (7)    Office and Support Staff.    During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

          (8)    Vacation.    During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the

  Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

        Section 4.    Termination of Employment.    (a) Death or Disability. The Executive's employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability"), it may give to the Executive written notice in accordance with Section 10(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

        (b)    Cause.    The Company may terminate the Executive's employment during the Employment Period for Cause. "Cause" means:

          (1)   the willful and continued failure of the Executive to perform substantially the Executive's duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive's delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive's duties, or

          (2)   the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

        (c)    Good Reason.    The Executive's employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason pursuant to the notice and cure provisions of Section 4(f) ("Sunset on Right to Terminate for Good Reason"). "Good Reason" means:

          (1)   the assignment to the Executive of any duties materially and negatively inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other material negative diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company's ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company in accordance with Section 4(f) after receipt of notice thereof given by the Executive;

          (2)   any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company in accordance with Section 4(f) after receipt of notice thereof given by the Executive;

          (3)   the Company's requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date provided that such relocation or travel results in a material negative change to the Executive's employment;

          (4)   any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

          (5)   any failure by the Company to comply with and satisfy Section 9(c).

In no event will the Executive have Good Reason to terminate employment for Good Reason unless such act or failure to act results in a material negative change to Executive's employment. For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive's mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive's ability to terminate employment for Good Reason.

        (d)    Notice of Termination.    Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). "Notice of Termination" means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's respective rights hereunder.

        (e)    Date of Termination.    "Date of Termination" means (1) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the

Company notifies the Executive of such termination, and (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

        (f)    Sunset on Right to Terminate for Good Reason.    If circumstances arise giving the Executive the right to terminate this Agreement for Good Reason, the Executive shall within 90 days notify the Company in writing of the existence of such circumstances, and the Company shall have an additional 30 days within which to investigate and remedy the circumstances, after which 30 days the Executive shall have an additional 60 days within which to exercise the right to terminate for Good Reason. If the Executive does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason, in which case the provisions of this paragraph shall once again apply, but in which case no consideration shall be given to other, prior circumstances that precipitated a notice by Executive of a purported right to terminate for Good Reason.

        Section 5.    Obligations of the Company upon Termination.    (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

          (1)   the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

            (A)  the sum of (1) the Executive's Annual Base Salary through the Date of Termination, (2) any bonus with respect to the fiscal year of the Company prior to the Date of Termination and calculated pursuant to the Executive's then current employment agreement, if any, or if no employment agreement is in effect, then the Target Bonus ("Current Bonus"), (3) any accrued vacation and (4) the product of (x) the Current Bonus, and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4), shall be hereinafter referred to as the "Accrued Obligations"); and

            (B)  an amount equal to the product of (1) three and (2) the sum of (a) the Annual Base Salary and (b) the Target Bonus as defined and described in Schedule A hereto; and

          (2)   for the three-year period commencing on the Date of Termination, the Company shall continue to provide the benefits described in Section 3(b)(4) to the Executive and his spouse and dependents on the same basis such benefits were provided to the Executive immediately prior to the Effective Date, and, if such benefits cannot be provided, a lump sum cash equivalent thereof on a grossed-up basis for taxes (collectively "Welfare Benefits"); provided that any amounts reimbursed to the Executive in one taxable year may not affect the amounts eligible for reimbursement in any other taxable year; and further provided that any gross-up payment shall be paid to the Executive no later than the end of the taxable year following the taxable year in which the excise tax is calculated; and

          (3)   any unvested cash and equity long-term incentive award or other incentive awards granted to the Executive, including any unvested shares of limited liability company interests, in the Company, Janus Capital Management LLC or in any of their affiliated companies held by the Executive (collectively, "Retention and Incentive Awards") shall immediately vest and/or be paid, as applicable, in full and any stock options shall, from and after such vesting, remain exercisable for the remainder of their respective terms; and

          (4)   to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).

        (b)    Death.    If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall provide the Executive's estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits and shall provide the Welfare Benefits to the Executive's spouse and dependents for a three-year period commencing as of the Date of Termination, and shall have no other severance obligations under this Agreement. In addition, all Retention and Incentive Awards shall be treated as described in Section 5(a)(3). The Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term "Other Benefits" as utilized in this Section 5(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

        (c)    Disability.    If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits and the provision of Welfare Benefits to the Executive, his spouse and dependents for a three-year period commencing of the Date of Termination, and shall have no other severance obligations under this Agreement. In addition, all Retention and Incentive Awards shall be treated as described in Section 5(a)(3). The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term "Other Benefits" as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

        (d)    Cause; Other Than for Good Reason.    If the Executive's employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive (1) the Executive's Annual Base Salary through the Date of Termination, (2) the amount of any compensation previously deferred by the Executive, (3) any accrued and unpaid vacation, and (4) the Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

        (e)    Excise Tax.    Notwithstanding any other language to the contrary in this Agreement or in this Section 5, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") to the benefit of the Executive otherwise due or payable the Executive under this Agreement or this Section 5 if that portion would cause any excise tax imposed by Section 4999 of the Code to become due and payable by the Executive.

        (f)    Section 409A.    Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, unless the Executive would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company's counsel determines that, any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive's termination of employment shall instead be paid within five (5) business days after the date that is six months following the Executive's termination of employment (or upon the Executive's death, if earlier).

        Section 6.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination ("Other Benefits") shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

        Section 7.    Full Settlement.    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. In the event the Executive incurs legal fees and expenses disputing in good faith any issue hereunder relating to the termination of the Executive's employment, seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder, the Company shall pay to the Executive all legal fees and expenses. Such payments shall be made within thirty (30) days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require but in no event later the end of the calendar year following the calendar year in which the expense was incurred. Notwithstanding the above, in the event that the Executive does not prevail on such good faith claim, the Executive shall return to the Company any amounts reimbursed pursuant to this Section 7 within thirty (30) days following the final resolution of such dispute. In no event shall the amounts reimbursed pursuant to this Section 7 in one calendar year affect the amounts eligible for reimbursement in any other calendar year and Executive's right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

        Section 8.    Confidential Information.    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive's employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

        Section 9.    Successors.    (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 9(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

        (c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

        Section 10.    Miscellaneous.    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  if to the Executive:

  At the most recent address on file at the Company.

  if to the Company:

  Janus Capital Group Inc.
  151 Detroit Street
  Denver, Colorado 80206
  Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (c)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        (d)   The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (e)   The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        (f)    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section 1(a), prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

        Section 11.    Indemnification and Directors' and Officers' Insurance.

        (a)   The Company shall indemnify the Executive to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys' fees, expenses of investigation and preparation and fees and disbursements of the Executive's accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact the Executive was or is employed by the Company. Such indemnification is subject to:

          (i)    the indemnifying party promptly receiving written notice that a claim or liability has been asserted or threatened ("Notice of Claim");

          (ii)   the indemnified party providing reasonable cooperation and assistance in the defense or settlement of a claim; and

          (iii)  the indemnifying party being afforded the opportunity to have the sole control over the defense or settlement of such claim or liability.

        Unless within ten days after receiving the Notice of Claim, the indemnifying party notifies in writing the indemnified party of its intent to defend against such claim or liability, the indemnified party may defend, settle and/or compromise any such claim or liability, and be indemnified for all losses resulting from such defense, settlement and/or compromise. Any indemnified party also may participate in such defense at its own cost and expense.

        Such indemnification shall continue as to the Executive during the Employment Period and for six years from the Date of Termination with respect to acts or omissions which occurred prior to his cessation of employment with the Company and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

        (b)   The Company agrees to continue and maintain directors' and officers' liability insurance policies covering the Executive to the extent that the Company provides such coverage for its other executive officers. Such insurance coverage shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company, with respect to acts or omissions which occurred prior to his cessation of employment with the Company. Notwithstanding the foregoing, however, if the Company shall cease to maintain directors' and officers' liability insurance policies covering the Executive and other executive officers by reason of: (i) a consolidation, merger, sale or other reorganization of the Company; (ii) any person or entity or group of persons or entities acting in concert acquiring management control of the Company; or (iii) the insurers providing such insurance canceling or refusing to renew such insurance, then the Executive shall have coverage only to the extent provided in any run-off policies extending the period during which the Company or the Executive may give the insurers notice of a claim under the terminating directors' and officers' liability insurance policies. The Company shall take all reasonable actions to ensure that it obtains such run-off policies and that such run-off policies extend the claims reporting period through any applicable statutes of limitations, but nothing in this section shall obligate the Company to obtain extraordinary insurance coverage for the Executive. Insurance contemplated under this Section 11(b) shall inure to the benefit of the Executive's heirs, legal representatives or assigns.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Robin C. Beery

JANUS CAPITAL GROUP INC.

By:	Gary D. Black Chief Executive Officer

 Schedule A

Target Bonus
Chief Marketing Officer	1,020,000	*

*
As may be adjusted by the Compensation Committee

QuickLinks

  Exhibit 10.20
  Schedule A